Exhibit 10.1

JOINT VENTURE AGREEMENT
______________

among

BASIN INDUSTRIAL LIMITED

and

ALPHARX INTERNATIONAL HOLDINGS LIMITED

and

ALPHA AP INC.

JOINT VENTURE AGREEMENT

This Joint Venture Agreement ("Agreement") is entered into as of this 22nd day of April, 2005 between Basin Industrial Limited, a British Virgin Islands corporation located at 12 Dai Fu Street, Tai Po Industrial Estate, Tai Po, New Territories, Hong Kong ("Basin"), AlphaRx International Holdings Limited, a British Virgin Islands corporation located at Unit A, 19/F Sang Woo Building, Nos. 227-228, Gloucester Road, Causeway Bay Hong Kong ("AIH"), and Alpha AP Inc., a British Virgin Islands corporation located at c/o Advance Pharmaceutical Co., Ltd., 12 Dai Fu Street, Tai Po Industrial Estate, Tai Po, New Territories, Hong Kong ("Alpha").

WHEREAS:

A. AlphaRx, Inc. ("AlphaRx") is an emerging speciality pharmaceutical company that develops, formulates and commercializes innovative therapeutic products using proprietary drug delivery technologies, and in particular is focused on the discovery, development and marketing of products in pain management an inflammation treatment;

B. AIH is a wholly-owned subsidiary of AlphaRx;

C. Basin is a wholly-owned subsidiary of Advance Pharmaceutical Company Limited ("APC"); and

D. Basin and AIH have established Alpha, which joint venture company will specialize in the manufacturing, distribution and commercialization of the Products in the Territory, all in accordance with the terms of this Agreement and the related agreements contemplated by this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1. DEFINITIONS AND EXHIBITS

Wherever used in this Agreement, the following words and terms shall have the respective meanings ascribed to them as follows:

1.1 "Accountant" means the auditor or accountant, as the case may be, of Alpha appointed from time to time;

1.2 "Affiliate(s)" means with respect to any corporation, any other corporation which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned corporation or any corporation which is directly or indirectly controlled by a corporation which controls the first mentioned corporation.

1.3 "AIH License Agreement" means the license agreement between AlphaRx and AIH whereby AlphaRx has granted AIH all the necessary rights to enable it to enter into and perform its obligations under the AIH Manufacturing and Distribution License Agreement and to grant certain licenses to the Products.

1.4 "AIH Manufacturing and Distribution License Agreement" means the manufacturing and distribution license agreement between AIH and Alpha whereby AIH has granted Alpha manufacturing and distribution rights to the Products in the Territory.

1.5 "AIH Shares" means the Shares from time to time owned by AIH.

1.6 "Alpha IPO" means the initial underwritten public offering of Alpha's Shares on: (i) a recognized securities exchange in Hong Kong, or (ii) a recognized securities exchange worldwide if agreed between the Holders.

1.7 "Alpha Liquidity Event" means either: 1.7.1 an Alpha IPO, or 1.7.2 an Alpha Reverse Takeover.

1.8 "Alpha Reverse Takeover" means a reverse takeover whereby the Holders sell all Shares in Alpha to a public company in exchange for shares of the public company, such public company to be listed on: (a) a recognized securities exchange in Hong Kong, or (b) a recognized securities exchange worldwide if agreed between the Holders.

1.9 "Ancillary Agreements" means the AIH License Agreement and the AIH Manufacturing and Distribution License Agreement.

1.10 "Articles" means the Memorandum and Articles of Association, Articles of Incorporation, or other charter document of Alpha, including any amendments thereto. The initial Articles will be substantially in the form of Schedule "A".

1.11 "Basin Shares" means the Shares from time to time owned by Basin.

1.12 "Board" means the board of directors of Alpha.

1.13 "Business Day" means any day other than a Saturday, a Sunday, or a day which is a common law or statutory bank holiday in Hong Kong.

1.14 "Countries" means each of the countries that collectively form the Territory which countries are listed in Schedule "B" as such Schedule may be amended from time to time on the mutual agreement of the Parties

1.15 "Effective Date" means the date of this Agreement set out on page 1 hereof.

1.16 "Founder" means Basin or AIH, as applicable and "Founders" means Basin and AIH together.

1.17 "Holder" means any holder of Shares who is a Party to this Agreement.

1.18 "HK$" means Hong Kong Dollars.

1.19 "Party" means each of Basin, AIH, any other Holder, or Alpha, as applicable, and "Parties" means all of the foregoing.

1.20 "Products" means the authorized products as listed in Schedule "C" attached hereto, manufactured, purchased, marked, sold or otherwise used in accordance with the AIH Manufacturing and Distribution License Agreement.

1.21 "Shares" means common shares of Alpha as specified in the Articles.

1.22 "Territory" means the geographic area comprised of the Countries.

2. INITIAL MATTERS

2.1 Incorporation and Continuance of Alpha. Alpha shall be incorporated as a British Virgin Islands corporation.

2.2 Subscription. Upon the Effective Date, Alpha shall issue severally and not jointly (a) 5,000 Shares to Basin at the issue price of HK$1 per share for an aggregate issue price of HK$5,000, and (b) 5,000 Shares to AIH at the issue price of HK$1 per share for an aggregate issue price of HK$5,000. Alpha shall prepare documents for subscription of the Shares in the names of Basin and AIH, and Alpha shall issue to Basin and AIH certificates evidencing the Shares purchased.

2.3 Funding. Basin and AIH acknowledge that Alpha will require initial funding of HK$15,000,000 in order to manufacture and distribute the Products in the Territory. In order to fund this requirement, Basin has agreed to provide debt financing to Alpha of HK$1,250,000 quarterly for three years, which shall be repayed without any interest and as soon as net profit appears in the management accounts of Alpha from time to time or upon the occurrence of an Alpha Liquidity Event, subject to the terms and conditions of the Alpha Liquidity Event (including but not limited to conditions placed on the use of proceeds and restrictions that may be imposed by underwriters).

2.4 Initial Public Offering or Reverse Takeover. The Holders shall take no action which would prevent Alpha from (i) maintaining records adequate to permit a Liquidity Event and (ii) obtaining an annual audit of Alpha's financial statements. The Holders may cause the Board, subject to their fiduciary duties, to consider an Alpha Liquidity Event. If the Board determines to pursue an Alpha Liquidity Event, then, subject to subsection 4.3.17, each Holder shall:

2.4.1 in the case of an Alpha IPO, sign customary agreements requested by the IPO underwriters (such as lockups and questionnaires required for regulatory compliance) which are signed by other Alpha shareholders; and

2.4.2 in the case of an Alpha Reverse Takeover, provide such further documents or instruments reasonably required by the other Holders or any applicable third party to effect the Alpha Reverse Takeover or to carry out its obligations thereunder.

However, this Section 2.4 does not require a Holder to take any action that it reasonably believes would be detrimental to Alpha's or the Holder's business and does not constitute a representation or warranty by a Holder or by Alpha that an Alpha Liquidity Event will occur.

3. BUSINESS OF ALPHA

3.1 Business of Alpha. Alpha shall be granted an exclusive license in the Territory by AIH to manufacture, distribute, market and sell the Products, on the understanding that Alpha will sub-contract the manufacturing of the Products to APC, as described in this Agreement and as provided for in the AIH Manufacturing and Distribution License Agreement and any sub-contracting agreement to be entered into between Alpha, Basin and APC.

3.2 License and Royalty Fees. Alpha will pay AIH the license fee and royalties as provided for in the AIH Manufacturing and Distribution License Agreement.

3.3 Management Fees. Alpha will pay Basin a management fee of five percent (5%) of gross revenues of Alpha, as provided for in the AIH Manufacturing and Distribution License Agreement and any sub-contracting agreement to be entered into between Alpha, Basin and APC.

4. MANAGEMENT OF ALPHA

4.1 Board of Directors.

4.1.1 The Board shall initially have four authorized positions. Basin and AIH shall each have the right to nominate two members to the Board, subject to the other provisions of this Section 4.1.1. Should the number of Board positions be increased or decreased, Basin and AIH will continue to hold equal Board seats, subject to the other provisions of this Section 4.1.1. Each Founder shall have the right to replace any director which it is exclusively entitled to nominate at any time effective upon notice to Alpha, the director to be removed and the other Founder. Basin and AIH together shall have the right to request removal of any other director upon notice to Alpha and the director to be removed. Each Holder will vote all Shares held by it or to which it has the right to direct the vote so as to elect the Founders' nominees, remove Founders' directors for whom removal has been requested by the respective Founder, and to otherwise maintain the Board constituency described in this Section 4.1.1.

4.1.2 Directors of Alpha will serve without compensation. Each Founder shall indemnify the other Founder and Alpha against any claim for compensation made by a Alpha director nominated by that Founder. Alpha will reimburse reasonable travel costs of any director attending a Board meeting.

4.1.3 The directors shall from time to time shall select a director to act as chairman of the Board.

4.2 Quorum of the Board of Directors; Approval by Board of Directors. A quorum of the Board requires the presence (physically, by telephone or by other permitted means) of at least two of the directors, including at least one director nominated by Basin and one nominated by AIH (if they are entitled to nominate one or more directors at the relevant time under Section 4.1.1.). Except as provided in Section 4.3, any action or determination by the Board requires the affirmative vote of a majority of the Board members present at the meeting. In the case of an equality of votes, the chairman shall not have a second or casting vote. Subject to any requirements of applicable law, Board meetings shall be held at least quarterly in Hong Kong at times and places to be determined by the Board.

4.3 Founders' Approval. As permitted under British Virgin Islands law, Alpha shall not take the following actions under this Section 4.3 without prior and independent approval of each of the Founders (except for Section 4.3.4, which will only require the approval of the Founder that originally nominated the director). A Founder's approval will be considered given if all of the Founder's representatives who are present at a shareholder meeting or directors present at a Board meeting, vote in favour of the action, or approve of the action by a written resolution executed by all directors of Alpha.

4.3.1 Making any basic change in the general nature or scope of business of Alpha as defined or contemplated in Section 3.1, including, without limitation Alpha entering into any new line of business.

4.3.2 Amending the Articles, including, without limitation, changing its name or the name under which it carries on business, increasing or decreasing the number of authorized shares of Alpha, creating a new class of shares of Alpha, or changing the rights, preferences or privileges of the Shares.

4.3.3 Increasing or decreasing the authorized number of directors on the Board.

4.3.4 Removing a director nominated by a Founder.

4.3.5 Dissolving, winding up or liquidating Alpha.

4.3.6 Repurchasing, redeeming or cancelling Shares; or increasing the number of shares reserved for issuance under any Share option or purchase plan.

4.3.7 Amalgamating, merging or consolidating Alpha with another entity, or selling, leasing, or otherwise disposing all or substantially all of the assets of Alpha, whether in one transaction or a series of transactions.

4.3.8 Entering into any transaction not in the ordinary course of business having a value or involving an expense in excess of [HK$1,000,000] or having a term greater than two years.

4.3.9 Investing in any other entity.

4.3.10 Entering into any agreement with any director or shareholder of Alpha or an Affiliate of that director or shareholder (except this Agreement but including the Ancillary Agreements) , except as otherwise permitted in any agreement between Alpha and each Founder.

4.3.11 Declaring dividends.

4.3.12 Acquiring assets for consideration in excess of [HK$1,000,000] except as otherwise provided for in Alpha's then-approved budget.

4.3.13 Borrowing in excess of [HK$1,000,000] (other than from Basin in accordance with this Agreement).

4.3.14 Sale of securities other than pursuant to a prospectus to any person reasonably deemed to compete with Alpha or either Founder.

4.3.15 Encumbering its technology, except as otherwise permitted in this Agreement or any agreement between Alpha and AIH.

4.3.16 Opening an office outside of the Territory.

4.3.17 Deciding to effect the Alpha IPO.

4.3.18 Changing the rights described in this Section 4.3.

4.3.19 Changing Alpha's executive management structure.

4.3.20 Approving annual budgets, budget revisions, business plans or business plan revisions during the period.

4.3.21 Issuing any security of Alpha, whether Shares, securities convertible into Shares or debt securities.

4.3.22 Entering into, or amending once entered into, any agreement that represents an expense, over the life of the contract, in excess of [HK$50,000].

4.3.23 Incorporating any subsidiary.

4.3.24 Entering into any partnership or joint venture arrangement, except in the ordinary course of business for the purpose of establishing offices and branches within the Territory.

4.3.25 Factoring or assigning any of its book debts.

4.3.26 Giving any guarantee or indemnity for or otherwise securing the liabilities or obligations of any person.

4.3.27 Making, amending or terminating any arrangements relating to franchising, patents, know-how or trade marks.

4.3.28 Purchasing or selling any freehold or leasehold property or any interest therein.

4.3.29 Taking any action in relation to pensions, retirement schemes, share options, profit sharing or bonus schemes or any other officer or employee benefits.

4.3.30 Granting any power of attorney or delegating director's powers.

4.3.31 Changing its auditors.

4.3.32 Altering its financial year end.

4.3.33 Amending its accounting policies or reporting practices.

4.3.34 Electing, settling or compromising any major tax claims or elections.

4.3.35 Commencing, defending or settling any litigation, arbitration or other proceedings which are material in the context of Alpha's business.

4.4 Officers. The Board shall elect the officers of Alpha. For a period of six months from the Effective Date, this election shall be subject to Basin and AIH together reviewing and approving the recommendations for each proposed officer.

4.5 Financial Statements and Accounting Records. Alpha's fiscal year will be January 1 through December 31. Alpha's external auditors shall be an independent accounting firm acceptable to Basin and AIH. Alpha shall prepare its annual financial statements in compliance with generally accepted accounting principles in the Territory. Alpha shall provide each Holder:

4.5.1 audited financial statements within 90 days after each fiscal year end;

4.5.2 monthly unaudited balance sheets, profit and loss statements and statements of sources and uses of cash within 30 days after each month end; and

4.5.3 quarterly 90-day projections plus yearly annual projections of Alpha revenues.

4.6 Right of Inspection. During office hours of Alpha, each Founder will, subject to the provisions for the protection of Confidential Information set forth in Section 7.1 and Schedule "D" to this Agreement, have full access to all properties, books of account, records and the like of Alpha with the right to make copies. Any information obtained by the Founders through exercise of this right shall be used by the Founder only for purposes that are consistent with its status as an equity holder in Alpha (e.g., to the extent used to determine compliance with this Agreement), and not for the pursuit of business interests outside Alpha (except to the extent the Founder otherwise has rights for access to such information e.g., information or property which is owned by the Founder).

4.7 Employee Matters. If the Board and a Holder agree that a Holder or its Affiliate will second an employee for a defined term to Alpha, then Alpha shall reimburse the seconding Holder for salary and benefits paid the employee during the term of secondment (other than stock options actually paid to or provided for the benefit of the employee during the period loaned to Alpha). Alpha shall not bear any other costs of loaned employees. Each Alpha employee, and any employee of another entity working for Alpha but not a regular employee of Alpha, shall sign an employment agreement.

5. REPRESENTATIONS

5.1 Basin. Basin represents and warrants the following as of the Effective Date:

5.1.1 Basin is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the corporate power and authority to engage in its business and to enter into this Agreement and to perform its obligations hereunder.

5.1.2 All corporate action on the part of each of Basin and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement has been taken. This Agreement constitutes a valid, legally binding and enforceable obligation of Basin.

5.1.3 Except for those governmental consents or regulatory approvals which may need to be obtained (which approvals Basin will use reasonable commercial efforts to obtain), no consent, authorization, license, permit, registration or approval of any governmental or public body or authority, or regulatory authority, is required in connection with Basin's execution and delivery of this Agreement or with Basin's performance of its obligations hereunder.

5.1.4 The execution and delivery of this Agreement by Basin, performance of its obligations hereunder and its consummation of the contemplated transactions shall not, (i) to the best of its knowledge, violate any provision of any law, statute, rule or regulation to which it is subject; (ii) violate any judgment, order, writ, injunction or decree of any court applicable to it; (iii) to the best of its knowledge, have any effect on its compliance with any laws, statutes, rules, regulations, orders, decrees, licenses, permits or authorizations that would materially and adversely affect it; (iv) to the best of its knowledge, result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of, any agreement, lease or other commitment to which it is a party and that would materially and adversely affect it; or (v) to the best of its knowledge, result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any of its assets.

5.1.5 Basin nor has not obligated Alpha to any person in any way other than as described in this Agreement. Basin has not retained any person or entity to act on its behalf, nor has any person or entity contended that it was so retained, to assist Basin as its broker, finder or agent in connection with this joint venture who might have any claim on this venture.

5.2 AIH. AIH represents and warrants the following as of the Effective Date:

5.2.1 AIH is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the corporate power and authority to engage in its business and to enter into this Agreement and to perform its obligations hereunder.

5.2.2 All corporate action on the part of each of AIH and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement has been taken. This Agreement constitutes a valid, legally binding and enforceable obligation of AIH.

5.2.3 Except as to those government consents and approvals contemplated by the AIH License Agreement and AIH Manufacturing and Distribution License Agreement which may need to be obtained (which consents and approvals AIH will use reasonable commercial efforts to obtain), no consent, authorization, license, permit, registration or approval of any governmental or public body or authority, or regulatory authority, is required in connection with AIH's execution and delivery of this Agreement or with AIH's performance of its obligations hereunder.

5.2.4 The execution and delivery of this Agreement by AIH, performance of its obligations hereunder and its consummation of the contemplated transactions shall not, (i) to the best of its knowledge, violate any provision of any law, statute, rule or regulation to which it is subject; (ii) violate any judgment, order, writ, injunction or decree of any court applicable to it; (iii) to the best of its knowledge, have any effect on its compliance with any laws, statutes, rules, regulations, orders, decrees, licenses, permits or authorizations that would materially and adversely affect it; (iv) to the best of its knowledge, result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of, any agreement, lease or other commitment to which it is a party and that would materially and adversely affect it; or (v) to the best of its knowledge, result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any of its assets.

5.2.5 AIH nor has not obligated Alpha to any person in any way other than as described in this Agreement. AIH has not retained any person or entity to act on its behalf, nor has any person or entity contended that it was so retained, to assist AIH as its broker, finder or agent in connection with this joint venture who might have any claim on this venture.

6. TERM AND TERMINATION

6.1 Term. This Agreement shall continue in full force and effect for three years from the Effective Date and may be renewed by the Parties upon mutual agreement in writing for a further seven year period unless and until terminated as provided herein.

6.2 Grounds for Termination. This Agreement shall terminate immediately only in the case of one or more of the following:

6.2.1 by a Founder which exercises its right to terminate in accordance with Sections 6.3 or 6.4;

6.2.2 upon termination for breach of the material obligations under the AIH Manufacturing and Distribution License Agreement or AIH License Agreement, in accordance with Section 6.5;

6.2.3 by agreement of the Holders, in accordance with Section 6.7.1;

6.2.4 upon expiration of the license grants to AIH under the AIH License Agreement, upon expiration of the license grants to Alpha under the AIH Manufacturing and Distribution License Agreement, in accordance with Section 6.7.2;

6.2.5 when only one Holder remains subject to this Agreement; or 6.2.6 upon an Alpha IPO.

6.3 Termination Upon Bankruptcy or Insolvency of a Founder.

6.3.1 Notice of Bankruptcy Event. If any of the following events occurs to a Founder, that Founder shall immediately notify the other Founder and Alpha of the occurrence of the event:

(a) the commencement by or against the Founder of any proceeding under the bankruptcy laws of any jurisdiction;

(b) the commencement of any proceeding seeking the liquidation, dissolution or winding-up of the Founder;

(c) a reorganization, arrangement or composition of the Founder or any of its property or the making of any proposal under any bankruptcy, insolvency or reorganization laws or other similar laws in respect of the Founder; or

(d) the appointment of a receiver or trustee for the Founder's property;

in each case provided:

(i) such proceedings or proposals have not been vacated, dismissed or set aside or the receiver or trustee is not removed within 60 days from the date of commencement; or

(ii) if an order, judgement or decree is made then such 60 day period may be extended to 90 days if the Founder is diligently appealing such order, judgement or decree.

6.3.2 Right to Terminate. If the event is not cured within 15 days following an event occurring under Section 6.3.1, the other Founder shall have the right (but not the obligation) to terminate this Agreement by giving notice in writing to the affected Founder.

6.3.3 Right to Purchase. After notice of termination under Section 6.3.2, the Founders shall consult in good faith for 60 days concerning the disposition of their interests in Alpha and the future operations of Alpha. If the Founders do not sign a written agreement regarding the matters during such 60 days, then the Founder that gave notice of termination shall have the option to purchase the Shares of the affected Founder pursuant to Section 6.8.

6.4 Termination Upon Bankruptcy, Insolvency or Nonperformance of Alpha.

6.4.1 Right to Terminate. To the extent permitted by law, if any of the following events occurs to Alpha and the event is not cured within 30 days following the event, either Founder shall have the right (but not the obligation) to terminate this Agreement by giving notice in writing to the other Founder:

(a) the commencement by or against Alpha of any proceeding under the bankruptcy laws of any jurisdiction;

(b) the commencement of any proceeding seeking the liquidation, dissolution or winding-up of Alpha;

(c) a reorganization, arrangement or composition of Alpha or any of its property or the making of any proposal under any bankruptcy, insolvency or reorganization laws or other similar laws in respect of Alpha; or

(d) the appointment of a receiver or trustee for Alpha's property;

in each case provided:

(i) such proceedings or proposals have not been vacated, dismissed or set aside or the receiver or trustee is not removed within 60 days from the date of commencement; or

(ii) if an order, judgement or decree is made then such 60 day period may be extended to 90 days if the Founder is diligently appealing such order, judgement or decree.

6.4.2 Right to Dissolve. After notice of termination by a Founder under 6.4.1, the Founders shall consult in good faith for 60 days concerning the disposition of their interests in Alpha and the future operations of Alpha. If the Founders do not sign a written agreement regarding such matters within the 60 days and if any application or petition is not submitted for the commencement of any proceedings described in Sections 6.4.1(a) or 6.4.1(b) above, then the Founder who gave the termination notice shall have the option to cause the dissolution of Alpha under British Virgin Island law by giving written notice of dissolution to the other Founder and Alpha. Upon such notice, each Founder and Alpha will take all actions (including voting of Shares in favour for dissolution) required to dissolve and liquidate Alpha in accordance with applicable laws and regulations. In this dissolution, Alpha will first auction its assets to the Founders in a process structured and supervised by Alpha's independent auditors, and then sell any remaining assets to third parties.

6.5 Termination Upon Material Breach.

6.5.1 Right to Terminate. If either Founder commits a material breach of a material term of this Agreement, and such material breach is not cured within 60 days following notice thereof to the breaching Founder by the other Founder, the other Founder shall have the right to terminate this Agreement by giving notice thereof in writing to the breaching Founder.

6.5.2 Right to Purchase. After notice of termination by a Founder under Section 6.5.1, the Founders shall consult in good faith for 60 days concerning the disposition of their interests in Alpha and the future operations of Alpha. If the Founders do not resolve such matters in writing within the 60 days, the Founder that gave notice of termination shall have the option to (i) purchase the Shares of the breaching Founder pursuant to Section 6.8, for a price equal to the Fair Market Value of such Shares less an amount equal to the damages to Alpha and the terminating Founder caused by the breaching Founder's breach, or (ii) cause the breaching Founder to purchase all of the Shares then held by the terminating Founder pursuant to Section 6.8, for a price equal to the Fair Market Value of such Shares plus an amount equal to the damages to Alpha and the terminating Founder caused by the breaching Founder's breach.

6.5.3 Remedies Not Affected. The foregoing shall not limit the ability of any Party to seek legal and equitable remedies (including damages not fully offset by the reduction in purchase price) related to a material breach by another Party or the failure of a Party to perform any other duty or obligation under this Agreement.

6.6 Termination Upon Deadlock. If the Board fails at two consecutive regular meetings to approve any proposal or matter material to Alpha's operations which was submitted to the Board, then a "Deadlock" shall be deemed to have occurred. If a Deadlock occurs, then the Holders shall negotiate in good faith for no less than 60 days to resolve the Deadlock. If no resolution of the Deadlock results, then the chief executive officer (or his designee) of each Holder shall meet personally at Alpha's offices and negotiate in good faith to resolve the Deadlock on at least two occasions within an additional 60 days. For each Deadlock which may occur, if no resolution of the Deadlock in question results, then either Founder may invoke the "buy-sell" provisions in Section 6.9, or if neither Founder elects this alternative, the issues creating the Deadlock shall be submitted to arbitration pursuant to Section 7.3.

6.7 Other Termination Procedures.

6.7.1 Upon the agreement of Holders owning 75% of the Shares, and subject to Section 4.3, the Holders may agree to liquidate and dissolve Alpha, whereupon the assets of Alpha shall be distributed to the Holders (after payment of all debts of Alpha, including debts to Holders) pro rata in accordance with each Holder's respective capital contribution to Alpha.

6.7.2 Upon termination of this Agreement under Section 6.2.5, the Holders shall consult in good faith for sixty (60) days concerning the disposition of their respective interests in Alpha and the future operations of Alpha. If the Holders do not resolve such matters in writing within such sixty (60) days, each Founder shall be entitled to initiate a sale of Shares under Section 6.9.

6.8 Purchase Procedures - Breach or Founder Bankruptcy.

6.8.1 If a Founder receives notice of termination in accordance with Sections 6.3.3 or 6.5.2 (hereinafter in this Section 6.8 referred to as the "Offeror"), the other Founder (hereinafter in this Section 6.8 referred to as the "Offeree") shall have the right to purchase all, but not less than all, of the Shares beneficially owned by the Offeror (hereinafter in this Section 6.8 referred to as the "Offered Shares").

6.8.2 The price of the Offered Shares shall be the fair value of such Shares (the AFair Market Value@) as determined by the Accountant (except where the Accountant is not a chartered business valuator, in which case by a person qualified in that regard and being a chartered business valuator) in accordance with generally accepted accounting principles as at the end of the fiscal quarter of Alpha immediately preceding the fiscal quarter in which the notice referred to in Sections 6.3.3 or 6.5.2 was given. Such determination shall be made in writing and given to all of the Holders and to Alpha within 20 Business Days of the date in which the notice referred to in Sections 6.3.3 or 6.5.2 was given or as soon thereafter as may be reasonably possible.

6.8.3 The Offeree purchasing Shares under this Section 6.8 shall pay in cash or other immediately available funds the aggregate purchase price for the Shares to be sold to the Offeree upon receipt of the certificate or certificates for the Shares to be sold to the Offeree.

6.9 Deadlock Purchase Procedures.

6.9.1 At any time without limitation, where a Deadlock is not resolved within 60 days or as otherwise provided in this Agreement, either Founder (in this Section 6.9 the "Offeror") shall have the right to give notice (in this Section 6.9 the "Notice") to the other Holders (in this Section 6.9, collectively, the "Offerees" and, individually, an "Offeree") and to Alpha, which Notice shall contain the following:

(a) an offer by the Offeror to purchase all of the Shares and debt beneficially owned by the Offerees (in this Section 6.9 an "Offer to Purchase");

(b) an offer by the Offeror to sell all of the Shares and debt beneficially owned by the Offeror to the Offerees pro-rata based upon the number of Shares beneficially owned by the Offerees (in this Section 6.9 an "Offer to Sell"); and

(c) the price to be paid for each Share pursuant to the Offer to Purchase and the Offer to Sell, which shall be the same for both Offers (the price of the debt being its principal amount) (such prices being in this Section 6.9 the "Purchase Price").

The Notice shall stipulate that the aggregate Purchase Price resulting from the acceptance (or deemed acceptance) of the Offer to Purchase or Offer to Sell shall be paid by one or more certified cheques or bank drafts at the time of closing of the purchase and sale of Shares and debt. The Notice shall also incorporate by reference the other provisions of this Section 6.9.

6.9.2 Within 10 Business Days of the Notice being given, each Offeree shall be entitled to accept either the Offer to Purchase or the Offer to Sell by giving notice of such acceptance to the Offeror, to the other Offerees and to Alpha.

6.9.3 If all of the Offerees accept the Offer to Purchase, the Offerees shall sell and Offeror shall purchase all of the Shares and debt beneficially owned by each Offeree at the Purchase Price and the transaction of purchase and sale shall be completed at Alpha's registered office within 10 Business Days of the expiry of the 10 Business Day period specified in Section 6.9.2.

6.9.4 If all of the Offerees accept the Offer to Sell, the Offerees shall purchase, pro-rata based upon the number of Shares and debt beneficially owned by the Offerees, and the Offeror shall sell all of the Shares beneficially owned by the Offeror at the Purchase Price and the transaction of purchase and sale shall be completed at Alpha's registered office within 10 Business Days of the expiry of the 10 Business Day period specified in Section 6.9.2.

6.9.5 If any Offeree does not accept either the Offer to Purchase or the Offer to Sell within the 10 Business Day period specified in Section 6.9.2, such Offeree shall be deemed to have accepted the Offer to Purchase of the Offeror and to have given notice of such acceptance pursuant to the provisions of Section 6.9.2 on the last Business Day upon which such notice may have been given.

6.9.6 If one or more of the Offerees accept or are deemed to have accepted the Offer to Purchase pursuant to the provisions of Section 6.9.2 or Section 6.9.5, respectively, (in this Section 6.9.6 the "Selling Offerees") and one or more of the Offerees accept the Offer to Sell pursuant to the provisions of Section 6.9.2 (in this Section 6.9.6 the "Purchasing Offerees"), the Purchasing Offerees shall be entitled to purchase the Shares and debt beneficially owned by the Offeror and the Shares and debt beneficially owned by the Selling Offerees by giving notice of the exercise of such right to the Offeror, to the Selling Offerees and to Alpha within 10 Business Days after the expiry of the 10 Business Day period specified in Section 6.9.2 and, if each of the Purchasing Offerees gives notice pursuant to the provisions of this Section 6.9.6, the Offeror and the Selling Offerees shall sell the Shares and debt beneficially owned by them to the Purchasing Offerees and such transaction of purchase and sale shall be completed at Alpha's registered office within 20 Business Days of the date upon which Alpha was given the last of such notices by the Purchasing Offerees. If there is more than one Purchasing Offeree, the Purchasing Offerees shall purchase the Common Shares of the Offeror and the Selling Offerees pro-rata based upon the number of Shares beneficially owned by the Purchasing Offerees.

6.9.7 Two or more Offerees may jointly accept the Offer to Sell pursuant to the provisions of Section 6.9.2 and, in such event, the further provisions of this Section 6.9 shall apply, with such changes in detail as required, except that the number of Shares and debt to be purchased by each of them pursuant to the provisions of this Section 6.9 may be set out in the notice given by them pursuant to the provisions of Section 6.9.2 and this Section 6.9.7, provided that the aggregate of such numbers equals the number of Shares beneficially owned by the Offeror.

6.10 Continuation of Business. During any period in which a Founder has the right to purchase or is purchasing the Shares of the other Founder pursuant to this Section 6:

6.10.1 Alpha shall continue its business in the ordinary course. Each Holder will use its best efforts to maintain and preserve the business of Alpha pending the consummation of the purchase.

6.10.2 The Holders shall negotiate in good faith an agreement providing that employees of the selling Holder(s) working full time for Alpha will be made available full time to Alpha for such period as is reasonably required up to six months to effect an orderly transition to a new ownership by the non-selling Holder, and each Holder will use its best commercially-reasonable efforts to make all those employees available on this basis.

7. GENERAL PROVISIONS

7.1 Confidentiality. Each Party to this Agreement agrees to be bound by the terms of the Mutual Non-Disclosure Agreement set out in Schedule "D". Each Party agrees that disclosure of all "Confidential Information" that is owned by AIH, Basin or Alpha (each, as owner or discloser, a "Disclosing Party") to any other Party or a third Party (each a "Receiving Party") shall be subject to the provisions set forth in Schedule "D".

7.2 Survival. The provisions of this Section 7 (including the provisions of Schedule "D") which are expressly included herein), unless otherwise permitted in such sections, shall survive any termination or expiration of the Agreement, the license grants and other provisions of the AIH License Agreement, the AIH Development Agreement and any other related agreement and shall continue in full force and effect for five years after the latest of any such termination or expiration.

7.3 Governing Law; Arbitration. This Agreement and its application and interpretation will be governed by the laws of New York excluding any conflict of laws rule or principle that might refer such construction to the laws of another jurisdiction. All disputes arising out of or in connection with the present contract shall be finally settled by arbitration. The arbitration will be according to The Commercial Arbitration Rules of the American Arbitration Association. The dispute shall be decided by three arbitrators appointed in accordance with said rules. The place of the arbitration shall be New York, NY. The language of the arbitration shall be English. The award shall be final and binding for both parties.

7.4 Force Majeure. If the performance of this Agreement or any obligations hereunder, except for non-payment of any amounts payable hereunder, is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labour disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the Parties hereto, the Party so affected upon giving prompt notice to the other Parties shall be excused from performance during the prevention, restriction or interference.

7.5 Currency. Unless otherwise specified, all currencies are in United States dollars.

7.6 Publicity. Prior to issuing any reports, statements, press releases or other disclosures to third parties regarding this Agreement or the contemplated transactions, AIH, Basin and Alpha shall exchange copies of the documents and shall consult with each other regarding their content. Except as otherwise required by law, neither AIH nor Basin nor Alpha will issue any such disclosure without the prior approval of the other. No other Party will issue any such disclosure without the prior approval of AIH, Basin and Alpha.

7.7 Notices and Other Communications. Every notice by any Party shall be in writing and delivered either by personal delivery, or by a nationally recognized overnight courier service, or by registered or certified mail, postage prepaid, or by facsimile or electronic mail (when confirmation copy is sent by registered or certified mail), where notice are addressed as set forth on the first page of this Agreement, or at such other address as the intended recipient previously shall have designated by written notice to the other Parties. All notices delivered in person shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery. All notices delivered by courier service shall be effective upon receipt. All notices delivered by registered or certified mail shall be effective upon the fifth day after the mailing thereof. All notices delivered by facsimile or electronic mail, shall be effective upon receipt.

7.8 Counterparts. This Agreement may be executed in any number of counterparts or duplicate originals, and each counterpart or duplicate original shall constitute an original instrument, but all separate counterparts or duplicate originals shall constitute one and the same instrument.

7.9 Written Agreement to Govern. This Agreement and the Ancillary Agreements set forth the entire understanding and supersedes all prior and contemporaneous agreements and discussions among the Parties relating to the subject matter contained herein and therein, and no Party will be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated herein or therein or as subsequently is set forth in writing and executed by a duly authorized representative of the Party to be bound thereby.

7.10 No Waiver of Rights. All waivers hereunder must be made in writing, and failure at any time to require another Party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. No waiver of any breach of any provision of this Agreement shall be construed as a waiver of any continuing or succeeding breach of that provision or a waiver or modification of that provision.

7.11 Severability. Whenever possible, each provision, portion and extent of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision, portion or extent of this Agreement should be prohibited or invalid under applicable law, such provision, portion or extent shall be ineffective but only to the extent of such prohibition or invalidity without invalidating the remainder of such provision, portion or extent or the remaining provisions of this Agreement. In such event, the Parties agree to negotiate, in good faith, a valid, legal and enforceable substitute provision, portion or extent that most nearly effects the Parties' intent in entering into this Agreement.

7.12 Subject Headings. The subject headings of the Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretations of any of its provisions.

7.13 Further Assurances. The Parties shall each perform those acts, execute and deliver those instruments and documents, and do all other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

7.14 Expenses and Finder's Fees. Subject to Section 2.1 in respect of the expenses related to the incorporation of Alpha, the Parties shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and the consummation of the contemplated transactions. Each Party shall indemnify the others against any claim for brokerage or finder's fees arising out of the transactions contemplated herein by any person claiming to have been engaged by the indemnifying Party based upon any action or communication, or any alleged action or communication, by the indemnifying Party or any of its officers or employees.

7.15 Relationship Between Parties. Each Party shall, in all matters relating to this Agreement, be and act as an independent contractor. Except as otherwise provided herein, no Party shall represent that it has any authority to assume or create any obligation, express or implied, on behalf of any other Party, or to represent the other Party as agent, employee or in any other capacity.

7.16 Assignment and Transfer of Shares. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and assigns. No Party may assign or delegate this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other Parties. Except in accordance with Section 6, no Founder may transfer, sell or otherwise dispose of its Shares without the prior written consent of the other Founder.

7.17 Compliance with Laws. The Parties shall use reasonable efforts to ensure that no part of Alpha's capital or other funds will be accepted or used by Alpha knowingly for any purpose, nor will Alpha take any action, that would constitute a violation of any applicable law of the various jurisdictions in which it conducts business.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

BASIN INDUSTRIAL LIMITED	ALPHARX INTERNATIONAL
HOLDINGS LIMITED

Per:____________________	Per:____________________
Name:__________________	Name:__________________
Title:___________________	Title:___________________

ALPHA AP INC.

Per:____________________
Name:__________________
Title:___________________

SCHEDULE "A"

Form of Articles

(To be agreed)

SCHEDULE "B"

Countries

Country	Language

Hong Kong	Mandarin

China	Mandarin

Japan	Japanese

Korea	Korean

SCHEDULE "C"

Products

1. 1% Indaflex (1% Indomethacin)

2. 1% Diclofenac

3. Flexogan (6% Menthol, 6% Camphor, 16% Methyl Salicylate)

SCHEDULE "D"

Form of Non-disclosure Agreement

  Disclosing Party possesses certain information relating to contract and/or other scientific or clinical research, which information the Disclosing Party is willing to disclose to the Receiving Party together with documents and data related thereto (hereinafter such information, documents and data shall be referred to as "Confidential Information").

  The Disclosing Party is willing to disclose Confidential Information to the Receiving Party on the following terms:

(a) The Receiving Party will receive, maintain, and hold the Confidential Information in strict confidence and will use the same level of care in safeguarding it that it uses with its own confidential material of a similar nature;

(b) The Receiving Party agrees to take all steps necessary and appropriate to ensure that Receiving Party's employees, co-workers, agents and/or assistants treat the Confidential Information as confidential and to ensure that such employees, coworkers, agents and/or assistants are familiar with and abide by the terms of this Agreement;

(c) The Receiving Party will not utilize Confidential Information, except as provided herein, without first having obtained the Disclosing Party's written consent to such utilization; and

  The obligations set forth in Paragraph 1 above shall not extend to any portion of Confidential Information:

(a) which is known to the Receiving Party prior to disclosure or is information generally available to the public;

(b) which was not acquired directly or indirectly from the Disclosing Party and which the Receiving Party lawfully had in its own possession prior to the Effective Date;

(c) which, hereafter, through not act on the part of the Receiving Party, becomes information generally available to the public;

(d) which corresponds in substance to information furnished to the Receiving Party on a non-confidential basis by any third party having a legal right to do so: or

(e) which the Receiving Party can demonstrate was developed by or for the Receiving Party independently of the disclosure of Confidential Information by the Disclosing Party.

  At any time upon the request of the Disclosing Party, (a) the Confidential Information, including all copies, shall be returned to the Disclosing Party and (b) all other embodiments of the Confidential Information in the possession of the Receiving Party, including all copies, and/or any other form of reproduction and/or description thereof made by the Receiving Party, shall, at the Disclosing Party's option, be returned to the Disclosing Party or destroyed.